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Memory Pharmaceuticals Realigns Workforce to Support Development Programs
- Michael P. Smith Promoted to CFO -

MONTVALE, N.J., September 17, 2008 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today announced that it is implementing a reduction in its workforce designed to reduce its costs and direct its resources toward its clinical development programs. As part of this plan, the Company’s workforce will be reduced by approximately 55% across all areas of the business. The cost reductions associated with the eliminated positions will allow the Company to continue to execute its development strategy and support its key programs as planned, including the ongoing and expected trials for its clinical-stage drug candidates.

The Company also announced that Michael P. Smith, Vice President of Business Development, will become Chief Financial Officer, replacing James R. Sulat. Mr. Sulat will remain with the Company through a transition period.

“We are committed to the advancement of our pipeline, and this decision will ensure that we have the resources and human capital to execute our development strategies for our partnered and proprietary programs,” stated Vaughn M. Kailian, President and Chief Executive Officer of Memory Pharmaceuticals. “We are focused on advancing our candidates through key clinical trials, such as our Phase 2 development program for MEM 3454 in cognitive impairment associated with schizophrenia and our Phase 1 program for MEM 63908, both of which are partnered with Roche. In addition, we look forward to initiating a Phase 2a trial for our lead PDE4 inhibitor, MEM 1414, commencing a Phase 1 program for MEM 68626, and continuing to collaborate with Amgen on the development of PDE10 inhibitors.”

Under the workforce reduction plan, approximately 50% of the affected positions will be eliminated immediately and the remainder will be eliminated over the next six months.

Mr. Kailian continued, “We greatly appreciate the significant contributions of those employees affected by this decision, particularly those employees who have been with Memory through its growth from an early-stage research organization to the clinical-stage development company it is today.”

Mr. Smith joined Memory Pharmaceuticals in 2006 as Vice President, Business Development. From 2004 to 2006, he served as the Vice President of Business Development of QLT, Inc. Prior to that, Mr. Smith held several senior positions at Chiron Corporation, including Manager, Corporate Finance and Business Development and Director, Corporate Development. From 1996 to 1998, he served as Finance/Business Development Manager for Ascent Logic Corporation. Previously, Mr. Smith was a Senior Associate at Watson Wyatt Worldwide Consulting. Mr. Smith received a B.S. from the University of Virginia and an M.B.A. from the University of California at Berkeley.

About the Company

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and schizophrenia. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to Memory Pharmaceuticals; and Memory Pharmaceuticals’ ability to maintain listing on the Nasdaq Stock Market. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.